Exhibit 99.1

Westlake Chemical Partners Appoints Jonathan H. Baksht as Senior Vice President and Chief Financial Officer

HOUSTON, April 20, 2026- Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”) announced today that Mr. Jonathan H. Baksht will be joining the Partnership as Senior Vice President and Chief Financial Officer and as a director of Westlake Chemical Partners GP LLC, the general partner of the Partnership (the “General Partner”), effective June 15, 2026. Mr. Baksht succeeds Mr. M. Steven Bender, who, as previously disclosed, will retire by the end of the year and, effective June 15, 2026, will retire from the Board of Directors of the General Partner and transition from his position as Executive Vice President and Chief Financial Officer of the General Partner to the position of Special Advisor to the President of the General Partner.

Mr. Baksht most recently served as Executive Vice President and Chief Financial Officer of Fortune Brands Innovations, Inc. from May 2025 to March 2026. From May 2022 to May 2025, Mr. Baksht served as Chief Financial Officer of Pactiv Evergreen Inc. (now Novolex) and from August 2013 to September 2021, Mr. Baksht held various positions at Valaris Limited, including most recently as Chief Financial Officer from November 2015 until September 2021. Earlier in his career, he worked in investment banking at Goldman, Sachs & Co., and in management consulting at Andersen Consulting. He has served on the Board of Directors of Duxion Motors Inc. since January 2022, and previously served on the Board of Directors of ARO Drilling, a joint venture between Valaris and Saudi Aramco, from April 2019 to September 2021.

Mr. Baksht received a bachelor’s of science degree in electrical engineering from the University of Texas at Austin and a Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

“We are pleased to have an executive with Jon’s depth of experience from the oil and gas, packaging and building products industries join our management team,” said Mr. Jean-Marc Gilson, President and Chief Executive Officer of the General Partner. “We are confident he will make an important contribution to the ongoing growth and development of Westlake Chemical Partners. Although he will still be with us for several more months, we thank Steve for all his contributions to the success of the Partnership since its formation.”

About Westlake Chemical Partners LP

Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.

###

Contacts

Media Inquiries:

Ben Ederington, 713-960-2900

or

Investor Inquiries:

Steve Bender, 713-960-2900